Exhibit 10.18

May 3, 2010

Fredric Walder

[address]

Dear Fred:

I am pleased to offer you a position with Fluidigm Corporation (the “Company”) as Chief Business Officer, reporting to me. Other terms of employment include:

Start Date: On or before Monday, May 17, 2010

Compensation:

You will receive a salary of $12,083.33 per pay period. We are on a semi-monthly pay schedule. This equates to a base compensation of $290,000.00 on an annual basis, less deductions as required by law, which will be paid in accordance with the Company’s normal payroll procedures. This is a regular position and we envision that the work requirements will be approximately twenty-four (24) hours a week which equates to being paid 60% of your salary until July 1, 2010 when you will begin to work forty (40) hours a week.

Executive Bonus Plan:

You will be eligible to participate in the Company’s executive annual bonus program which is based on achievement of targets or performance criteria as may be specified by the Board. The terms and conditions of the executive annual program may be amended or varied from time to time at the sole discretion of the Board. The projected annual bonus for 2010 is estimated to be a maximum of 35% of the employee’s annual base salary, subject to all applicable federal and state taxes, payable on Q1 of 2011 and pro-rated on a monthly basis, if less than 12 months’ service as of December 31, 2010. The primary principle for payout of variable cash bonus is “pay for performance.” Bonuses for executives will be 35% at 100% of plan, payable as follows:

•	80% of bonus is for meeting corporate goals.

•	20% of bonus is for meeting departmental goals.

•	The bonus will begin to be paid at meeting 80% of plan.

Stock Options:

Subject to approval by our Board of Directors (or a committee authorized by the Board), the Company will grant you an option to purchase up to 200,000 shares of Common Stock of the grant of stock options. 1/4th of said options will vest and become exercisable one year after the commencement of your employment with the Company and an additional 1/48th of said options will vest and become exercisable at the end of each month after said one year period. These options will be subject to the terms of the Company’s 2009 Equity Incentive Plan.

Relocation:

In order to accommodate your activities associated with your move to the Bay Area, the Company is providing you with a relocation benefit package, as detailed in the attached Company Relocation Guideline. You are eligible, as outlined in the attached, to receive the specific benefits up to $105,000.00. As specifically modified for you, the closing cost benefit with respect to a home purchase must be used within one (1) year from the date of your hire.

Fluidigm Corporation

7000 Shoreline Court, Suite 100, South San Francisco, California 94080    tel: 650.266.6000    fax: 650.871.7152    www.fluidigm.com

Fredric Walder

May 3, 2010

If you use this benefit but leave before you complete one (1) full year of employment, then for each month prior to one year, you will be obligated to repay that pro-rata amount. For example, if you use this benefit after six (6) months of employment and leave the Company after nine (9) months, you will be obligated to repay 25% (3 months early divided by 12). Please contact Human Resources regarding any specific questions you may have pertaining to this benefit.

Benefits:

You are eligible to receive the Company’s standard benefits package which includes medical, dental, vision, life and disability insurance benefits. Benefits will be effective the first day of the month following your date of hire or upon a qualifying event. Additional benefits, as the Company may make generally available to its employees from time to time, will be made available to you. You will be entitled to three (3) weeks paid vacation each year and such paid holidays as the Company gives to its employees generally.

Confidentiality and Company Policies:

It is important to protect our confidential information and proprietary material. Therefore, as a condition of employment you will be required to sign the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

Change of Control:

Your employment contract contains certain change of control and termination without cause provisions, summarized below:

•	Termination “Without Cause” prior to a change of control results in: (i) 6 months severance paid as salary continuation, plus (ii) up to 6 months of reimbursement for COBRA expenses.

•	Termination “Without Cause” after 12 months following a change of control results in: (i) 6 months severance paid as salary continuation, plus (ii) up to 3 months of reimbursement for COBRA expenses.

•

Termination “Without Cause” or for “Good Reason” within 12 months following a change of control results in: (i) 6 months severance paid in lump sum, plus (ii) acceleration of all unvested options and restricted stock, and (iii) up to 6 months of reimbursement for COBRA expenses.

•

If benefits are subject to 280G parachute payment excise taxes, then the executive will receive the “best of” (i) the benefits delivered in full and subject to the excise tax, or (ii) reduced benefits such that no excise tax is applied.

•

In the case of (i) death, (ii) disability, (iii) termination for cause, or (iv) termination that is voluntary and is not for Good Reason within 12 months of a change of control, then the executive gets no severance, and only salary and other employee benefits that are owing and due through date of termination of employment.

Notwithstanding the above, the final language and provisions of change of control clauses of your employment contract are subject to Board approval.

Reference checks: This offer is contingent upon successfully passing your reference checks.

Employment Authorization:

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship may be terminated.

Fluidigm Corporation

7000 Shoreline Court, Suite 100, South San Francisco, California 94080    tel: 650.266.6000    fax: 650.871.7152    www.fluidigm.com

Fredric Walder

May 3, 2010

Other:

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. In addition, the Company may change your compensation, duties, assignments, responsibilities or location of your position at any time to adjust to the changing needs of our dynamic Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

This offer expires on Friday, May 14, 2010, unless you accept prior to this date. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it in the envelope provided to Romeo Malabanan, Talent Acquisition & HR Associate, 7000 Shoreline Court, Suite 100, South San Francisco, CA 94080. A copy is provided for your records.

This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Fred, we look forward to you joining our Company.

Sincerely,

/s/ Gajus V. Worthington

Gajus V. Worthington

President and CEO

Fluidigm Corporation

ACCEPTED AND AGREED TO:

/s/ Fredric Walder	19 May 2010
Fredric Walder	Date

Enclosures:
Personal Information Worksheet	Benefits Election Form
I-9 Form	Benefits Summary
W-4 Form	Relocation Guideline
Direct Deposit	Promissory Note
In-Q Tel Security Questionnaire
Confidentiality Agreement

Fluidigm Corporation

7000 Shoreline Court, Suite 100, South San Francisco, California 94080    tel: 650.266.6000    fax: 650.871.7152    www.fluidigm.com

November 8, 2010

Fredric Walder

[Address]

Re: Amendments and Clarifications to Offer Letter Dated May 3, 2010

Dear Fred:

On behalf of Fluidigm, I write to confirm certain amendments and clarifications to the offer letter from Fluidigm to you dated May 3, 2010.

Fluidigm understands that due to the current economic climate and the impact on the housing market, you still have not been able to sell your home in Madison, WI. We also understand that you desire and need to find more permanent housing in the SF Bay Area. In consideration of that, Fluidigm will amend/clarify your compensation and relocation package that is set forth in the May 3, 2010 letter as follows:

1. It was not clear that the reimbursement to you from May to date for the non-business related trips back and forth to Wisconsin was taxable income. Therefore, on a one-time, non-precedent basis, Fluidigm will pay for the tax “gross-up” on the reimbursement for these non-business related trips that have occurred from May through September 26, 2010. Then, the reimbursement will be reported by Fluidigm (and must be so reported by you) as taxable income. For trips from October 1, 2010 through ~~December 1, 2010~~ only, Fluidigm will pay the “gross-up” but again the entire reimbursement will be treated as taxable income.        January 1, 2011    GW

2. In addition to the “gross-up” above and relocation benefits in your May 3, 2010 offer letter, Fluidigm will also provide you an additional sum up to a maximum of Seventy Thousand Dollars ($70,000.00), to be used solely for one of the following limited purposes: (a) to assist you, on a monthly basis, for payment of part of your mortgage for purchase of a permanent residence in the SF Bay Area; (b) part of the purchase price of a permanent residence in the SF Bay Area; (c) rental of a home in the SF Bay Area; or (d) losses you incur in the sale of your current home in Madison, WI.

No matter which of the above you choose to utilize, you will need to submit valid receipts for same prior to any reimbursement. Any sums provided to you under Paragraph 2 will be considered taxable income to you, and you are solely responsible for any tax liability.        * please see note

If you use this benefit but leave before you complete one (1) full year of employment, then for each month prior to one year, you will be obligated to repay that pro-rata amount. For example, if you use this benefit after six (6) months of employment and leave the Company after nine months, you will be obligated to repay 25% (3 months early divided by 12). Please contact Human Resources regarding any specific questions you may have pertaining to this benefit.

Fluidigm Corporation

7000 Shoreline Court, Suite 100, South San Francisco, California 94080    tel: 650.266.6000    fax: 650.871.7152    www.fluidigm.com

3. The time frame to utilize the relocation funds that are set forth in the May 3, 2010 letter and the additional sums of up to a maximum of Seventy Thousand Dollars ($70,000.00) will be from October 1, 2010 and will expire on September 30, 2011. In order comply with Section 409A of the Internal Revenue Code of 1986, as amended, any reimbursable expenses that have not been reimbursed to date and that you incur during the remaining part of calendar year 2010 will be paid to you in January of 2011. Any reimbursable expenses you incur beginning January 1, 2011 will be paid to you as soon as reasonably practicable following Fluidigm’s receipt of valid receipts documenting the reimbursable expenses, but in any event must be reimbursed before December 31, 2011.

4. Change in Control benefits as referenced in the May 3, 2010 offer letter are superseded, and will be governed solely by, the terms in your August of 2010 Employment and Severance Agreement.

Other than the above, all of the other terms and conditions that are set forth in the May 3, 2010 offer letter remain unchanged and in full force and effect.

Fred, we hope these additional benefits that are being offered allow you to complete the relocation to the SF Bay Area.

Sincerely,

/s/ Gajus V. Worthington
Gajus V. Worthington
President and CEO
Fluidigm Corporation

I, Fredric Walder, on this          day of November, 2010 do accept and agree to the above amendments/clarifications and I understand that I remain an at-will employee.

/s/ Fredric Walder
Fredric Walder

cc: Personnel file

Fluidigm Corporation

7000 Shoreline Court, Suite 100, South San Francisco, California 94080    tel: 650.266.6000    fax: 650.871.7152    www.fluidigm.com